Exhibit 10.28

AMENDMENT TO OFFER LETTER AGREEMENT

This Amendment to the Offer Letter Agreement (this “Amendment”) is made and entered into as of December 18, 2008, by and among John G. Melo (“Executive”) and Amyris Biotechnologies, Inc., a California corporation (the “Company”).

RECITALS

A.        The Company and Executive are parties to that certain Offer Letter Agreement between the Company and the Executive dated September 27, 2006 (the “Agreement”). All capitalized terms set forth herein shall (unless otherwise defined herein) have the meanings given to them in the Agreement.

B.        The Company and Executive wish to clarify the terms of the Agreement by means of this Amendment to the Agreement.

AMENDMENT

NOW THEREFORE, the parties hereby agree as follows:

1.        FIRST AMENDMENT TO AGREEMENT. The following language shall be added to the end of Section 3(b):

Any bonus described in this section shall be paid no later than March 15 of the year following the year with respect to which the bonus is earned.

2.        SECOND AMENDMENT. Section 8 shall be deleted in its entirety and replaced with the following language:

8.        Termination of Employment. If you resign your employment with the Company or if the Company terminates your employment for Cause, at any time, you will receive your base salary, as well as any accrued but unused vacation (if applicable), earned through the effective resignation or termination date, and no additional compensation. If the Company terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date, and, conditioned on your (a) signing and not revoking a release of any and all claims, in a form prescribed by the Company, (b) resigning from the Board (if applicable) on the date that your employment terminates, and (c) returning to the Company all of its property and confidential information that is in your possession, you will receive the following: (i) continuation of your base salary for 12 months beyond the effective termination date, payable in accordance with the regular payroll practices of the Company, provided that these payments will be terminated as of the date you commence employment with another employer; and (ii) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then the Company shall pay your monthly premium under COBRA until the earlier of (x) 12 months following the effective termination date, or (y) the date upon which you commence employment with an entity other than the Company and (iii) if you are terminated within your first year of employment, your option granted under Paragraph 4 will vest on a monthly basis commensurate with the number of months that you were employed by the Company. The Company will commence payment of the salary continuation and COBRA described in this Section 8 on the first regular payroll date that is 30 days (or where determined necessary by the Company to make the release described above effective, 60 days) following your termination of employment, provided that prior to such date the release described above becomes effective. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date of the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. You will notify the Company in writing within 5 days of your receipt of an offer of employment with any entity other than the Company, and will accordingly identify the date upon which you will commence employment in such writing. This salary continuance is meant to be provided to you as you actively seek future employment and as noted will cease once you have secured such employment.

For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misrepresentation of property belonging to the Company or its affiliates; (v) non-performance, non-compliance or interference with the other party’s performance of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) your failure to satisfactorily perform your duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

For purposes of this Agreement a termination of employment will be determined consistent with relating “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section

409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section 8 are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

3.        THIRD AMENDMENT TO AGREEMENT. Footnote 1 in Section 8 shall be deleted in its entirety.

4.        FOURTH AMENDMENT TO AGREEMENT. The second paragraph of Section 8 (defining “Constructive Termination”) shall be deleted in its entirety and replaced with the following language:

“Constructive Termination” shall mean a resignation of your employment within ~~30~~ 120 days of the occurrence of any of the following events which occurs within 5 months following a Change of Control: (i) a material reduction in your responsibilities; (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of the Company; or (iii) a relocation of your principal office to a location more than 50 miles from the location of your principal office immediately preceding a Change in Control; provided, however, that you shall provide notice to the Company, within 90 days of occurrence of a condition listed above constituting a Constructive Termination and allow the Company 30 days in which to cure such condition.

5.        NO OTHER AMENDMENTS. Except as expressly set forth above, all of the terms and conditions of the Agreement remain in full force and effect.

6.        COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same instrument.

COMPANY		EXECUTIVE

By:	Tamara L. Tompkins	John G. Melo
Its:	General Counsel and Secretary

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